As filed with the Securities and Exchange Commission on August 6, 2021

No. 333-246347

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Talend S.A.

(Exact name of registrant as specified in its charter)

France	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer Identification Number)

5-7, rue Salomon de Rothschild

Suresnes, France

+33 (0)1 46 25 06 00

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Talend, Inc.

800 Bridge Parkway

Redwood City, CA 94065

(650) 539-3200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-246347) is being filed to deregister all of the securities that remain unsold under the Registration Statement as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statement of Talend S.A., a société anonyme organized under the laws of France (“Talend”):

•

Registration No. 333-246347, filed with the U.S. Securities and Exchange Commission (the “Commission”) on August 14, 2020, on Form S-3 (the “Registration Statement”), registering 1,582,895 ordinary shares of Talend, nominal value €0.08 per share (each an “Ordinary Share”).

On July 29, 2021, pursuant to that certain Memorandum of Understanding, dated March 10, 2021 (the “MoU”), by and between Tahoe Bidco (Cayman), LLC (“Parent”) and Talend, Talend notified the NASDAQ Global Select Market (“NASDAQ”) that Tahoe Bidco B.V. (“Purchaser”), on behalf of Parent, had accepted for payment all Ordinary Shares, including American Depositary Shares representing Ordinary Shares (the “ADSs”) validly tendered and not validly withdrawn pursuant to the tender offer contemplated by the MoU. As a result of the tendered securities satisfying the Minimum Condition (as defined in the MoU), Talend notified NASDAQ that the deposit agreement governing the ADSs would be terminated as of July 30, 2021, and requested that trading in the ADSs be suspended and that the ADSs be withdrawn from listing on NASDAQ. On July 29, 2021, NASDAQ filed with the Commission a notification of removal from listing on Form 25 to report that the ADSs will no longer be listed on NASDAQ. ADSs ceased trading on NASDAQ effective prior to the opening of NASDAQ on July 30, 2021. Talend intends to file with the Commission a certification and notice of termination on Form 15 to terminate the registration of the ADSs and Ordinary Shares under the Securities Exchange Act of 1934, as amended (“Exchange Act”) and suspend Talend’s reporting obligations under Section 13 and Section 15(d) of the Exchange Act.

As a result of the foregoing transactions, Talend has terminated all offerings of its securities pursuant to the above-referenced Registration Statement. In accordance with the undertakings made by Talend in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered that remain unsold at the termination of the offering, Talend, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statement are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Redwood City, State of California, on this sixth day of August, 2021.*

TALEND S.A.

By:	/s/ Adam Meister
	Name:	Adam Meister
	Title:	Chief Financial Officer

*	Pursuant to Rule 478 under the Securities Act no other person is required to sign this Post-Effective Amendment.

3